 360 Funds 485BPOS

Exhibit 99(h)(5)

AMENDMENT NO. 1 TO

INVESTMENT COMPANY SERVICES AGREEMENT

This is AMENDMENT NO 1. to the Investment Company Services Agreement (the “Agreement”) dated as of January 1, 2019, between M3Sixty Administration, LLC, a limited liability company organized in accordance with the laws of the Delaware (“M3Sixty”) and 360 Funds, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”).

WHEREAS, Crow Point Partners, LLC (the “Crow Point”) the investment adviser to each of the Crow Point Funds set forth on Exhibit A (each, a “Fund” or “Portfolio” and collectively, the “Funds” or “Portfolios”), each a series portfolio of the Trust, has requested that M3Sixty provide certain concessions to the fees payable under the Agreement with respect to the Funds, and M3Sixty has agreed to do so; and

WHEREAS, the Trust finds the proposed concessions acceptable.

NOW THEREFORE, in consideration of the mutual promises described in the Agreement, the sufficiency and adequacy are agreed to by the parties hereto, the Agreement is hereby amended as follows:

1.	From January 1, 2019 through December 31, 2019, Schedule C of the Agreement (the “Original Schedule C”) shall be replaced in its entirety with the new Exhibit B attached hereto

2.	This Amendment No. 1 shall expire on 12:01 a.m. on January 1, 2020 at which point the Agreement shall revert back to the Original Schedule C as set forth in the Agreement dated January 1, 2019.

3.	This Amendment No. 1 may be unilaterally terminated by M3Sixty if (i) Crow Point fails to keep current (i.e., paid within 30 days of invoice to Crow Point) with any amounts due from Crow Point pursuant to any expense reimbursement agreement applicable to the Funds or (ii) unprofessional behavior by Crow Point, including its personnel. If this Amendment No. 1 is terminated pursuant to this paragraph, such termination must be in writing pursuant to the notice provisions in the Agreement and the Original Schedule C shall be reinstated as of the date of any such termination.

4.	The effective date of this Amendment No. 1 shall be January 1, 2019.

IN WITNESS HEREOF, M3Sixty and the Trust have agreed to this Amendment No. 1 to the Agreement as of January 1, 2019.

M3SIXTY ADMINSISTRATION, LLC		360 FUNDS, WITH RESPECT TO THE FUNDS IDENTIFIED ON EXHIBIT A

By:	/s/ Randall Linscott	By:	/s/ Randall Linscott

Date:		Date:

Print Name:	Randall Linscott	Print Name:	Randall Linscott

Title:	Chief Executive Officer	Title:	President

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EXHIBIT A TO AMENDMENT NO. 1 TO THE

Investment Company SERVICES AGREEMENT

Portfolios Covered by this Amendment No. 1 to the
Investment Company Services Agreement:

●	Crow Point Alternative Income Fund

●	Crow Point Global Tactical Allocation Fund

●	EAS Crow Point Alternatives Fund

●	RVX Emerging Markets Equity Fund

●	Eagle Rock Floating Rate Fund

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